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                                                                    EXHIBIT 23.8



                      CONSENT OF NORWEST MINE SERVICES

We hereby consent to: (1) the reference to us under the captions "Coal Reserve Data" and "Engineers"; and (2) the use of information from or based on our reserve report November 1997, as updated in August 1998,with respect to the demonstrated coal reserves of Kindill Holding, Inc. and its subsidiaries which were acquired by West Viginia-Indiana Coal Holding Company, Inc., a susidiary of AEI Resources, Inc. ("AEI), September 2, 1998, all of which are included in the prospectus of AEI for the registration of US$150,000,000 of AEI's 11 1/2% Senior Subordinated Notes due 2006, which prospectus is part of the registration statement to which this consent is an exhibit

     We further wish to advise that Norwest Mine Services was not employed on a contingent basis and that at the time of preparation of our report, as well as at present, neither Norwest Mine Services nor any of its employees had or now has a substantial interest in AEI or any of its subsidiaries.

Respectfully submitted,


Norwest Mine Services


By:   /s/ Thomas G. Durham
      _______________________

Name:  Thomas G. Durham, P.E.
      _______________________

Title: Vice President
      _______________________

Date:     February 8, 1999